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EXHIBIT 99.1



Contact:  Brad Tilden    -or-   Lou Cancelmi
          206/392-5362          206/392-5170


FOR IMMEDIATE RELEASE                                              June 24, 2003

         ALASKA MEETS WITH LABOR UNIONS TO DISCUSS VISION FOR THE FUTURE

      SEATTLE - Alaska Airlines, Inc. (Alaska), a wholly owned subsidiary of Alaska Air Group, Inc. (NYSE:ALK), today met with leaders of its unions to begin a dialog over how the company and its labor groups can work cooperatively to better position the company for growth and success in the years ahead.

      Alaska, already engaged in an extensive cost management program that is reviewing every aspect of its operations, confirmed today that it is seeking to lower its cost per available seat mile (CASM), excluding fuel, to 7.25 cents by 2005. However, the company cautioned analysts and investors that this is a goal and should not, at this point, be viewed as a prediction of future performance.

      The company said the aim of its cost reduction efforts is to achieve a structure that enables it to offer customers the services they want at fares they're willing to pay; to earn a reasonable profit; to grow its business and take advantage of opportunities; and to secure the futures of all its employees. The company said it intends to work in collaboration with its employees to tap their creativity and their commitment to help meet the company's substantial challenges.

      Alaska also stated that it has already identified initiatives that it believes will lower its annual operating costs by more than $100 million. The Company intends to achieve approximately $200 million in additional savings through a combination of additional product and other cost-management initiatives, market-based wage adjustments, a common health and retirement benefits package for every work group and work rule changes focusing on greater efficiency in operations.

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EXHIBIT 99.1


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      This report may contain forward-looking statements that are based on the best information currently available to management. These forward-looking statements are intended to be subject to the safe harbor protection provided by
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are indicated by phrases such as "will," "should," "the company believes," "we expect" or any other language indicating a prediction of future events. There can be no assurance that actual developments will be those anticipated by the company. Actual results could differ materially from those projected as a result of a number of factors, some of which the company cannot predict or control. For a discussion of these factors, please see Item 1 of the company's Annual Report on Form 10-K for the year ended December 31, 2002.

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